SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported) February 15, 2000



                       ADVANCED MACHINE VISION CORPORATION
             (Exact name of registrant as specified in its charter)


                                   California
                 (State or other jurisdiction of incorporation)


                 0-20097                                   33-0256103
        (Commission File Number)               (IRS Employer Identification No.)

        3709 Citation Way #102
            Medford, Oregon                                  97504
(Address of principal executive offices)                   (Zip Code)


                                  541-776-7700
              (Registrant's telephone number, including area code)



                            Total Number of Pages: 75


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Item 5.           Other Events
                  ------------

                  Effective February 15, 2000, Advanced Machine Vision Corporation ("AMVC" or the "Company") and Key Technology, Inc. ("Key") entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement") by and among the Company, Key and KTC Acquisition Corp. ("KTC"), a wholly-owned subsidiary of Key, providing for the merger of KTC with and into AMVC, with AMVC as the surviving corporation (the "Merger").
                  Following the Merger, AMVC will become a wholly-owned subsidiary of Key.

                  Under the terms of the Merger Agreement, a holder of one share of AMVC common stock would receive:

                  *     $1.00 per share in cash, plus

                  * one share of Key convertible preferred stock for each ten (10) shares of AMVC common stock, redeemable for $1.00 in cash for each AMVC common share any time after two years, or convertible at any time into 2/3 of a share of Key common stock for each ten (10) shares of AMVC common stock, plus

                  * a five-year warrant to purchase Key common stock, redeemable at any time for $.25 in cash for each AMVC common share, or which can be exercised to purchase .025 shares of Key common stock per AMVC common share at an exercise price of $15.00 per share of Key common stock.

                  For example, a holder of 1,000 shares of AMVC common stock will receive:

                  1.    $1,000.00 in cash ($1.00 per AMVC share).

                  2. 100 shares of Key convertible preferred stock that can be resold to Key after 24 months for $1,000.00 ($10.00 per Key share or $1.00 per AMVC share). The 100 preferred shares can be converted into 67 shares of Key common stock at any time.

                  3. 100 warrants to purchase Key common stock. Each warrant can be resold to Key for $2.50 at any time ($.25 per AMVC share). The 100 warrants entitle the holder to purchase 25 shares of Key common stock at $15.00 per share.

                  Each share of AMVC Series B Preferred Stock will convert into the right to receive $22.00 per share in cash.

                  The Merger is subject to approval of the issuance of Key shares by holders representing a majority of the Key common shares present in person or represented by proxy at a special meeting of Key shareholders, and approval of the Merger Agreement by the holders of a majority of the outstanding AMVC common stock and a majority of the outstanding AMVC preferred stock at a special meeting of AMVC shareholders. Accordingly, the Merger is subject to the approval of FMC Corporation, holder of all the outstanding preferred stock of AMVC. The Company and Key intend to hold their respective special shareholder meetings in May 2000. The Merger also is subject to customary closing conditions, including, without limitation, the making of all necessary governmental filings and the effectiveness of a registration statement to be filed with the Securities and Exchange Commission with respect to the Key shares and warrants to be issued in the Merger.

                  Under certain circumstances, either the Company or Key may be required to pay a termination fee of up to $2,000,000 if the Merger Agreement is terminated.

                  In the event the holder of the Series B Preferred Stock does not approve the merger, and subject to certain other conditions, Key has agreed to commence a tender offer for all of AMVC's common stock for the same consideration as set forth in the merger agreement.

                  The Company's common shares are quoted on the Nasdaq National Market under the trading symbol "AMVC." Key's common shares are quoted on the Nasdaq National Market under the trading symbol "KTEC."

                  The Merger Agreement and the Company's press release issued to announce the Merger are filed as exhibits to this report. The description of the Merger Agreement herein does not purport to be complete and is qualified in its entirety by the provisions of the Agreement.

Item 7.           Financial Statements and Exhibits
                  ---------------------------------

                  (c)      Exhibits

                  2.1 Agreement and Plan of Merger by and among Key, KTC and the Company dated February 15, 2000, as amended February 29, 2000.

                  2.2 Agreement regarding Tender Offer between Key and the Company dated February 15, 2000, as amended February 29, 2000.

                  99.1 Advanced Machine Vision Corporation Press Release issued February 15, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ADVANCED MACHINE VISION CORPORATION



Date:  March 10, 2000                   By:     /s/ Alan R. Steel
                                           ---------------------------
                                           Vice President, Finance and
                                             Chief Financial Officer


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                                  Exhibit Index


Exhibit No.             Description
-----------             -----------

    2.1 Agreement and Plan of Merger by and among Key, KTC and the Company dated February 15, 2000, as amended February 29, 2000.

    2.2 Agreement regarding Tender Offer between Key and the Company dated February 15, 2000, as amended February 29, 2000.

    99.1 Advanced Machine Vision Corporation Press Release issued February 15, 2000.